                                                                       Exhibit B


1. SUMMARY OF SALE PROCESS

The sale process for the Company included the contact by FBR of 100 companies which operate in eight industry groups. These companies were solicited because FBR and the Company believed that they represented the most likely potential buyers for the Company. Of the 100 companies that were solicited as potential buyers, 32 requested information memorandums. After discussions with FBR's representatives and an evaluation period of approximately four weeks, FBR received six preliminary offers to purchase the Company or parts of the Company. These offers were subject to customary conditions, including completion of satisfactory due diligence. After approximately three weeks of due diligence by the bidders, consisting of management interviews and a review of other company material, the Company received two final non-binding offers. The first non-binding offer specified a price range for the whole company of $13.00 to $14.00 per share, payable entirely in cash. The second non-binding offer specified a price of $14.50 per share for the whole company, payable entirely in cash. During the additional due diligence and negotiation period, one bidder withdrew from the sale process. Consequently, the Company opted to enter an exclusive negotiating agreement with the remaining buyer at a price of $13.50 per share, payable entirely in cash to holders of the Company's common stock, other than certain members of management, who will be required to exchange a maximum of approximately 444,444 Company Shares, or a minimum of approximately 296,296 Company Shares, for class B common stock of NewCo.

2. COMPARABLE COMPANY ANALYSIS

RENTAL COMPARABLES
------------------
AARON RENTS, INC. - Aaron Rents purveys home and office furniture in more than 35 US states through about 450 company-owned and franchised stores. One of the US's top furniture rental and sales companies, Aaron Rents operates in the rent-to-rent (Aaron Rents Furniture), rent-to-own (Aaron's Rental Purchase), and retail (Aaron's Plus) segments of the furniture industry. Its merchandise includes home and office accessories, consumer electronics, household appliances, and business equipment. Aaron Rents' MacTavish Furniture Industries makes a significant amount of the firm's furniture.

CORT BUSINESS SERVICES CORPORATION - CORT Business Services (through CORT Furniture Rental) is the #1 provider of rental furnishings in the US. Although corporate customers account for about 80% of its sales, the company also serves small businesses, apartments, conventions and trade shows, and individuals. Specializing in "rent-to-rent" services (rather than "rent-to-own"), it operates about 120 showrooms and more than 80 used-furniture sales centers in 34 states and the District of Columbia. A Citigroup unit owns a large stake of CORT Business Services.

RENT-A-CENTER, INC. - Rent-A-Center (formerly Renters Choice) became the #1 operator of rent-to-own stores in the US through a long string of acquisitions. Nationwide, the company owns and operates about 2,100 stores and franchises an additional 330 through subsidiary ColorTyme. The stores rent home electronics, computers, furniture, accessories, and appliances. Customers take ownership of the products if they rent for a predetermined period (usually 18 months or more), but rentals average about four months; less than 25% of Rent-A-Center's customers actually buy its merchandise.

RAINBOW RENTALS, INC. - Rainbow Rentals operates more than 90 rent-to-own stores in Connecticut, Massachusetts, Michigan, New York, Ohio, Pennsylvania, Rhode Island, South Carolina, and Tennessee. Customers -- generally with poor or limited credit histories -- can rent home electronics, furniture, appliances, and computers from Rainbow, and they have an option to buy the merchandise, usually after making rental payments for 12 to 24 months. Rainbow lures customers with such nuggets as free maintenance, "no money down," and fewer payments for purchases of previously rented items. Cofounder Wayland Russell owns a significant portion of the company.

CORPORATE HOUSING COMPARABLES
-----------------------------
BRIDGESTREET ACCOMMODATIONS, INC. - BridgeStreet provides furnished housing to business travelers and other professionals who need a place to stay for a week or several months. It leases apartments, condominiums, townhouses, and houses from property managers on a short-term basis and then rents them to customers. BridgeStreet leases about 4,100 units, primarily in the US, Canada, and the UK. Accommodations generally include furniture, washers and dryers, on-site fitness centers, and reserved parking; amenities such as fax machines and computers can be added upon request. BridgeStreet is expanding by acquiring regional short-term housing providers.

2. COMPARABLE COMPANY ANALYSIS

                                                  1/12/00     Equity    Enterprise    Revenue      EBITDA        EBIT         NI
Name                              Ticker      Stock Price      Value       Value        LTM          LTM         LTM          LTM
-----------------------------------------------------------------------------------------------------------------------------------
Aaron Rents                       RNT              $15.44    $307,330  $  375,034   $  418,182    $153,617    $  44,015     $25,100
BridgeStreet Accommodations       BDS              $ 1.63    $ 13,276  $   23,105       96,903       6,032    $   2,972     $ 1,350
Cort Business Services            CBZ               16.81     220,227     312,817      291,138     102,543       53,916      27,723
Rent-A-Center                     RCII              19.13     652,449   1,420,591    1,396,820     476,781      179,028      52,146
Rainbow Rentals                   RBOW               7.94      47,030      55,065       75,766      32,444        8,945       4,653



                                                  Enterprise        Enterprise     Enterprise    Equity
                                                   Value to         Value to       Value to    Value to
Name                              Ticker         LTM Revenue       LTM EBITDA      LTM EBIT     LTM NI
-------------------------------------------------------------------------------------------------------
Aaron Rents                       RNT                    0.9x             2.4x         8.5x       12.2x
BridgeStreet Accommodations       BDS                    0.2x             3.8x         7.8x        9.8x
Cort Business Services            CBZ                    1.1x             3.1x         5.8x        7.9x
Rent-A-Center                     RCII                   1.0x             3.0x         7.9x       12.5x
Rainbow Rentals                   RBOW                   0.7x             1.7x         6.2x       10.1x

-------------------------------------------------------------------------------------------------------
Mean                                                     0.8x             2.8x         7.2x       10.5x
Median                                                   0.9x             3.0x         7.8x       10.1x
-------------------------------------------------------------------------------------------------------





IMPLIED VALUATION
                                           LTM Revenue              LTM EBITDA                 LTM EBIT               LTM NI
                                        Mean       Median        Mean       Median         Mean        Median        Mean     Median
                                      --------------------      -------------------       -------------------       ----------------
Globe                                 $159,283    $159,283      $24,281     $24,281       $11,306     $11,306       $3,803   $ 3,803
Multiple                                  0.8x        0.9x         2.8x        3.0x          7.2x        7.8x        10.5x     10.1x
                                      --------------------      -------------------       -------------------       ----------------
Implied Enterprise Value               125,945     142,848       67,983      72,346        81,828      87,896
Total Indebtedness at 11/30/99          69,441      69,441       69,441      69,441        69,441      69,441
Total Cash at 11/30/99                   2,390       2,390        2,390       2,390         2,390       2,390
                                      --------------------      -------------------       -------------------       ----------------
Implied Equity Value                  $ 58,894    $ 75,797      $   932     $ 5,295       $14,777     $20,845       $40,039  $38,438
                                      ====================      ===================       ===================       ================

Implied Price Per Share               $  12.26    $  15.78      $  0.19     $  1.10       $  3.08     $  4.34       $  8.34  $  8.00


3. COMPARABLE PURCHASE TRANSACTIONS

As a comparison to the Offer, we analyzed a group of 23. The parameters to determine inclusion in the group were: US deals announced and completed in calendar year 1999, deal value between $50 - $500 million and 100% of selling company acquired. In addition, the deals were screened by the acquired company's industry. The seller was required to be a business services company, or a hotel operator; however, due to the unique nature of Globe's business the analysis does not include directly comparable companies.

The screen produced 23 comparable transactions based upon the description above. We then analyzed each acquired company's last twelve months (LTM) revenue, EBITDA, and EBIT against its enterprise value (EV), as well as analyzed each acquired company's LTM net income against its equity value. The EV/LTM revenue multiples had a mean of 1.38x and fell in a range from a high of 3.35x to a low of 0.40x. The EV/LTM EBITDA multiples ranged from 3.96x to 24.91x with a mean of 11.17x. The EV/LTM EBIT multiples fell in a range of 7.15x to 21.78x with a mean of 13.51x. Only 12 of the original 23 deals had meaningful LTM Net Income. The equity value to LTM net income multiples ranged from 10.53x to 36.01x with a mean of 21.11x.

A summary of the results can be seen in the table below:

------------------------------------------------------------------------------------------------------------------
                              ENTERPRISE VALUE TO  ENTERPRISE VALUE TO   ENTERPRISE VALUE    EQUITY VALUE TO LTM
                                  LTM REVENUE           LTM EBITDA          TO LTM EBIT          NET INCOME
------------------------------------------------------------------------------------------------------------------
Mean                                         1.38x               11.17x              13.51x                21.11x
Adjusted Mean                                1.33x               10.44x              13.33x                20.68x
Median                                       1.25x               10.24x              11.64x                20.80x

Count                                           23                   20                  13                    12
Minimum                                      0.40x                3.96x               7.15x                10.53x
Maximum                                      3.35x               24.91x              21.78x                36.01x
------------------------------------------------------------------------------------------------------------------

REPRESENTATIVE TRANSACTIONS
---------------------------
THINK NEW IDEAS, INC. - Answerthink Consulting Group (ACG) acquired Think New Ideas Inc (TNI) in a stock swap transaction valued at $215.3 million. ACG offered 0.7 common shares per TNI share. Based on ACG's closing stock price of $27.5 on June 23, the last full trading day prior to the announcement, each TNI share was valued at $19.25. The transaction was accounted for as a pooling of interests. Think New Ideas helps companies market themselves and their products, making special use of the Internet and other interactive technology.

MERRILL CORPORATION - DLJ Merchant Banking Partners II, a unit of Donaldson Lufkin & Jenrette Inc, acquired all the outstanding common stock of Merrill Corp via a tender offer for $22 in cash per share, or a total value of $384.7 million. Merrill is a leading paper and electronic document management firm providing printing, typesetting, document reproduction, and distribution.

LAI WORLDWIDE, INC. - TMP Worldwide Inc (TMP) acquired LAI Worldwide Inc (LAI) in a stock swap transaction valued at $74.2 million. TMP offered 0.132 common shares per LAI share. Based on TMP's closing stock price of $69.875 on March 10, the last full trading day prior to the announcement, each LAI share was valued at $9.23. LAI Worldwide provides employment consulting services.

SUPERTEL HOSPITALITY, INC. - Humphrey Hospitality Inc (HHI) acquired Supertel Hospitality Inc (SHI) in a stock swap transaction valued at $52.8 million. HHI offered 1.3 common shares per SHI share. Based on HHI's closing stock price of $8.375 on June 10, the last full trading day prior to the announcement, each SHI share was valued at $10.888. Upon completion of the transaction, SHI was to own 57% of the new company.

EXECUSTAY CORPORATION - Marriott International acquired Execustay Corporation for $140.2 million on March 29, 1999. Execustay is a provider of interim housing for corporate clients and professionals. The Company provides fully furnished apartments for stays of 30 days or more. After the acquisition Execustay will operate as Execustay by Marriott.

4. ANALYSIS OF PREMIUMS PAID

In order to determine if the proposed premium paid for Globe Business Services was within an appropriate range, we conducted a premium paid analysis for acquisitions comparable to the proposed acquisition of Globe Business Services. The analysis reflects Globe's micro-cap status and the all cash nature of the transaction. We used a Securities Data Corporation screen to determine the proper comparable transactions for the analysis.

The screen included all acquisitions in the United States announced and completed during calendar year 1999 and included deals between $50 - $150 million. We further screened to require an all cash deal where 100% of the seller's stock was purchased. We set no requirement on the industry or company type of either the buyer or the seller. Our screen resulted in 46 deals meeting all of the required parameters.

For the 46 deals our screen produced we determined the premium paid, for the time period of four weeks, one week and one day, before the deal was announced. The mean premium paid four weeks prior to announcement was 55.17%, for one week prior it was 46.75%, and for one day prior it was only 35.59%. The adjusted mean in all cases was lower than the non-adjusted mean. The adjusted means were 51.57%, 44.00% and 34.86% for four weeks, one week and one day period prior to announcement, respectively. The median was below the adjusted mean in all three observations, for four weeks prior it was 43.76%, for one week prior it was 35.76% and for the one day period prior it was 31.39%.

For all 46 transactions across all three time periods, the highest premium paid was 287.10%, and the lowest premium paid was -18.58%. Both the overall high and the overall low premium paid occurred four weeks prior to the announcement date. One week prior to announcement, the high premium was 216.98%, and the low was -2.40%. One day prior to the announcement the high was down to 108.70% and the low was -5.13%. All these results have been summarized in the box below:



-------------------------------------------------------------------------------------------------------------------
                                      Premium paid 4 weeks       Premium paid 1 weeks       Premium paid 1 day
                                     prior to announce date     prior to announce date    prior to announce date
-------------------------------------------------------------------------------------------------------------------
Mean                                                   55.17%                     46.75%                    35.59%
Adjusted Mean                                          51.57%                     44.00%                    34.86%
Median                                                 43.76%                     35.76%                    31.39%

Count                                                      46                         46                        46
Minimum                                               -18.58%                     -2.40%                    -5.13%
Maximum                                               287.10%                    216.98%                   108.70%
-------------------------------------------------------------------------------------------------------------------

5. DISCOUNTED CASH FLOW ANALYSIS

The assumptions behind the discounted cash flow analysis included: management projections (one aggressive case and one down-side case); terminal value based on an average range of 7.0x - 9.0x earnings before interest and tax; discount rate range of 15.0% - 25.0%; and a tax rate of 40.0%.

5. DISCOUNTED CASH FLOW


Management High Case
------------------------------------------------------------------------------------
Terminal Value Based on EBIT


EBIT, excluding nonrecurring
Less taxes
Proforma net income

Plus: depreciation on furniture
Plus: depreciation on PP&E
Plus: amortization of goodwill
Capx - furniture
Book value of furniture sold
Capx - PP&E
Plus/less changes in working capital(1)

Net Free Cash Flow
Terminal value based on EBIT:
Total Flows



EBIT multiple                                                                8.5x
Discount rate                                                                 20%
Tax rate                                                                      40%
Share count                                                                 4,803

                                                                Enterprise Value for Globe
                                                ----------------------------------------------------------
                                                                       Discount Rate
                                                   15.0%        17.5%       20.0%       22.5%        25.0%
                                                ----------------------------------------------------------
                                       7.0x       $50,075     $39,020     $29,240      $20,563     $12,845
                          EBIT         7.5x       $56,482     $44,774     $34,419      $25,235     $17,068
                        Multiple       8.0x       $62,890     $50,528     $39,598      $29,907     $21,291
                                       8.5x       $69,297     $56,282     $44,777      $34,579     $25,514
                                       9.0x       $75,704     $62,036     $49,956      $39,250     $29,737


                                                                               FYE 2/28
                                                   ----------------------------------------------------------
                                                    2001        2002         2003        2004         2005
                                                   ----------------------------------------------------------
EBIT, excluding nonrecurring                       $16,116     $17,507      $19,954     $22,720      $25,775
Less taxes                                          (6,446)     (7,003)      (7,981)     (9,088)     (10,310)
                                                   ----------------------------------------------------------
Proforma net income                                  9,670      10,504       11,972      13,632       15,465

Plus: depreciation on furniture                      7,350       8,712        9,252       9,826       10,435
Plus: depreciation on PP&E                           2,700       2,825        2,888       2,953        3,019
Plus: amortization of goodwill                       2,624       2,660        2,630       2,600        2,580
Capx - furniture                                   (23,000)    (25,000)     (27,000)    (29,160)     (31,493)
Book value of furniture sold                        13,618      14,707       15,884      17,154       18,527
Capx - PP&E                                         (3,250)     (3,250)      (3,250)     (3,250)      (3,250)
Plus/less changes in working capital (1)            (2,306)     (3,076)      (2,771)     (3,016)      (3,153)
                                                   ----------------------------------------------------------
Net Free Cash Flow                                   7,405       8,082        9,606      10,739       12,130
Terminal value based on EBIT:                                                                        219,087
                                                   ----------------------------------------------------------
Total Flows                                          7,405       8,082        9,606      10,739      231,217



                                            Enterprise value                                        $115,443
                                            Debt                                                      71,964
                                            Cash                                                       1,299
                                                                                                  ----------
                                            Equity value                                            $ 44,777
                                                                                                   ----------
                                            Price per share                                         $   9.32

                                                                  Share Price for Globe
                                          ------------------------------------------------------------------
                                                                    Discount Rate
                                           $0         15.0%       17.5%       20.0%        22.5%       25.0%
                                          ------------------------------------------------------------------
                                          7.0x      $10.43      $ 8.12       $ 6.09       $4.28        $2.67
                              EBIT        7.5x      $11.76      $ 9.32       $ 7.17       $5.25        $3.55
                            Multiple      8.0x      $13.09      $10.52       $ 8.24       $6.23        $4.43
                                          8.5x      $14.43      $11.72       $ 9.32       $7.20        $5.31
                                          9.0x      $15.76      $12.92       $10.40       $8.17        $6.19








(1) Assets include: receivables, prepaid, and other assets. Liabilities include: prepaids, accruals, and other.

5. DISCOUNTED CASH FLOW

Management Low Case
------------------------------------------------------------------------------------------------
Terminal Value Based on EBIT


EBIT, excluding nonrecurring
Less taxes
Proforma net income
Plus: depreciation on furniture
Plus: depreciation on PP&E
Plus: amortization of goodwill
Capx - furniture
Book value of furniture sold
Capx - PP&E
Plus/less changes in working capital (1)
Net Free Cash Flow
Terminal value based on EBIT:
Total Flows
EBIT multiple                                          8.5x
Discount rate                                           20%
Tax rate                                                40%
Share count                                           4,803

                                             Enterprise Value for Globe
                            --------------------------------------------------------------------
                                                 Discount Rate
                             15.0%       17.5%        20.0%       22.5%       25.0%
                            --------------------------------------------------------------------
                 7.0x       $12,640     $5,333      ($1,146)    ($6,905)   ($12,039)
    EBIT         7.5x       $16,614     $8,901       $2,066     ($4,008)    ($9,420)
  Multiple       8.0x       $20,587     $12,469      $5,278     ($1,110)    ($6,801)
                 8.5x       $24,561     $16,038      $8,490      $1,787     ($4,182)
                 9.0x       $28,534     $19,606     $11,702      $4,684     ($1,564)


                                                                                            FYE 2/28
                                                                 -------------------------------------------------------------
                                                                     2001        2002         2003        2004         2005
                                                                 -------------------------------------------------------------
EBIT, excluding nonrecurring                                       $13,112     $13,143      $14,247     $15,102      $15,984
Less taxes                                                          (5,245)     (5,257)      (5,699)     (6,041)      (6,394)
Proforma net income                                                  7,867       7,886        8,548       9,061        9,591
Plus: depreciation on furniture                                      7,350       8,287        8,723       9,264        9,838
Plus: depreciation on PP&E                                           2,700       2,825        2,888       2,953        3,019
Plus: amortization of goodwill                                       2,624       2,660        2,630       2,600        2,580
Capx - furniture                                                   (21,000)    (22,050)     (23,153)    (24,310)     (25,526)
Book value of furniture sold                                        12,750      13,388       14,057      14,760       15,498
Capx - PP&E                                                         (3,250)     (3,250)      (3,250)     (3,250)      (3,250)
Plus/less changes in working capital (1)                            (1,439)     (1,948)      (2,107)     (2,129)      (2,216)
                                                                 -------------------------------------------------------------
Net Free Cash Flow                                                   7,602       7,797        8,336       8,949        9,534
Terminal value based on EBIT:                                                                                        135,866
Total Flows                                                          7,602       7,797        8,336       8,949      145,400
                                                                 -------------------------------------------------------------
EBIT multiple                                                     Enterprise value                                   $79,322
Discount rate                                                     Debt                                                72,131
Tax rate                                                          Cash                                                 1,299
                                                                                                                  ----------
Share count                                                       Equity value                                        $8,490
                                                                                                                  ----------
                                                                  Price per share                                      $1.77
                                                                                                                  ----------

                                                                                      Share Price for Globe
                                                        ----------------------------------------------------------------------
                                                                                          Discount Rate
                                                                     15.0%       17.5%        20.0%       22.5%       25.0%
                                                        ----------------------------------------------------------------------
                                                         7.0x        $2.63       $1.11       ($0.24)     ($1.44)      ($2.51)
                                             EBIT        7.5x        $3.46       $1.85        $0.43      ($0.83)      ($1.96)
                                           Multiple      8.0x        $4.29       $2.60        $1.10      ($0.23)      ($1.42)
                                                         8.5x        $5.11       $3.34        $1.77       $0.37       ($0.87)
                                                         9.0x        $5.94       $4.08        $2.44       $0.98       ($0.33)


(1) Assets include: receivables, prepaid, and other include: prepaids, accruals, and other.

6. SUMMARY RANGE OF VALUES

                    Comparable Company Analysis                                        Comparable Purchase Transactions
---------------------------------------------------------------    ----------------------------------------------------------------
                              Implied Share Price for Globe                                        Implied Share Price for Globe
Methodology                 Low     Mean     Median      High                                   Low      Mean    Median       High
---------------------------------------------------------------                                ------------------------------------

LTM Revenue Multiple        0.24x    0.79x    0.90x     1.07x      LTM Revenue Multiple          0.40x    1.38x    1.25x      3.35x
Implied Share Price       ($6.05)  $12.26   $15.78    $21.67       Implied Share Price         ($0.69)  $31.77   $27.36     $97.20

LTM EBITDA Multiple         1.70x    2.80x    2.98x     3.83x      LTM EBITDA Multiple           3.96x   11.17x   10.24x     24.91x
Implied Share Price       ($5.38)   $0.19    $1.10     $5.40       Implied Share Price          $6.05   $42.53   $37.80    $111.97

LTM EBIT Multiple           5.80x    7.24x    7.77x     8.52x      LTM EBIT Multiple             7.15x   13.51x   11.64x     21.78x
Implied Share Price       ($0.30)   $3.08    $4.34     $6.10       Implied Share Price          $2.88   $17.84   $13.45     $37.30

LTM NI Multiple             7.94x   10.53x   10.11x    12.51x      LTM NI Multiple              10.53x   21.11x   20.80x     36.01x
Implied Share Price        $6.29    $8.34    $8.00     $9.91       Implied Share Price          $8.34   $16.72   $16.47     $28.51



                       Analysis of Premium Paid
---------------------------------------------------------------
                                   4 Weeks  1 Week      1 Day
                           ------------------------------------
  Mean                              55.17%   46.75%    35.59%


  Implied Share Price              $20.27   $17.61    $16.10


  Median                            43.76%   35.76%    31.39%


  Implied Share Price              $18.78   $16.29    $15.60


                                                             Discounted Cash Flow
                ------------------------------------------------------------------------------------------------------------

                           Management High Case                                             Management Low Case
                           Share Price for Globe                                            Share Price for Globe
                ------------------------------------------                       -------------------------------------------
                              Discount Rate                                                     Discount Rate
                     15.0%   17.5%    20.0%   22.5%   25.0%                        15.0%    17.5%    20.0%    22.5%    25.0%
                ------------------------------------------                       -------------------------------------------
            7.0x   $10.43   $8.12    $6.09   $4.28   $2.67                 7.0x   $2.63    $1.11   ($0.24)  ($1.44)  ($2.51)
    EBIT    7.5x   $11.76   $9.32    $7.17   $5.25   $3.55          EBIT   7.5x   $3.46    $1.85    $0.43   ($0.83)  ($1.96)
Multiple    8.0x   $13.09  $10.52    $8.24   $6.23   $4.43      Multiple   8.0x   $4.29    $2.60    $1.10   ($0.23)  ($1.42)
            8.5x   $14.43  $11.72    $9.32   $7.20   $5.31                 8.5x   $5.11    $3.34    $1.77    $0.37   ($0.87)
            9.0x   $15.76  $12.92   $10.40   $8.17   $6.19                 9.0x   $5.94    $4.08    $2.44    $0.98   ($0.33)